UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2011

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street, Suite 101
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(619) 501-3932
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

Effective as of January 19, 2011, the Company closed a financing transaction under a Note Purchase Agreement (the “Purchase Agreement”) with St. George Investments, LLC, an Illinois limited liability company (the “Investor”) pursuant to which, among other things, the Company issued a convertible secured promissory note in the aggregate principal amount of $72,500 (the “First Note”).  The Purchase Agreement also contains representations, warranties and indemnifications by the Company and the Investor.

The Purchase Agreement also provides that, subject to meeting certain conditions, and no Event of Default has occurred under any of the notes, the Investor may, in its sole and absolute discretion, loan to the Company an additional principal amount of up  to $455,000 pursuant to seven additional notes in the principal amount of $65,000 each (the “Additional Notes”) on or about each two week anniversary of the issuance of the First Note during the seven consecutive two week periods immediately following such issuance of the First Note, for a total aggregate additional net amount of $350,000 (after deducting the original issue discount amounts of $15,000 for each Additional Note).

In connection with the financing, Dominick & Dominick, the placement agent, received a cash payment of $4,000, and will receive an additional $4,000 upon the issuance of each Additional Note.

The following is a brief summary of each of those agreements. These summaries are not complete, and are qualified in their entirety by reference to the full text of the agreements that are attached as exhibits to this Current Report on Form 8-K.  Readers should review those agreements for a more complete understanding of the terms and conditions associated with this transaction.

Purchase Agreement

Pursuant to the Purchase Agreement, so long as the First Note is outstanding, the Company will not (i) incur any new indebtedness for borrowed money without the prior written consent of the Investor; provided, however the Company may incur obligations under trade payables in the ordinary course of business consistent with past practice without the consent of the Investor; (ii) grant or permit any security interest (or other lien or other encumbrance) in or on any of its assets; and (iii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any affiliate of the Company, or amend or modify any agreement related to any of the foregoing, except on terms that are no less favorable, in any material respect, than those obtainable from any person who is not an affiliate.

First Note and Additional Notes

The First Note has an original issue discount of $15,000 and an obligation to pay $7,500 of the Investor’s transaction fees. Accordingly, the amount provided under the First Note is $50,000.  The First Note matures 6 months from the date of issuance. If there is a default the Note will accrue interest at the rate of 15% per annum. The number of shares of Common Stock to be issued upon such conversion of the First Note shall be determined by dividing (i) the conversion amount under the First Note by (ii) the lower of (1) 100% of the volume-weighted average price of the Company’s Common Stock (the “VWAP”) for the three (3) trading days with the lowest VWAP during the twenty (20) trading days immediately preceding the date set forth on the notice of conversion, or (2) 50% of the lower of (A) the average VWAP over the five (5) trading days immediately preceding the date set forth in the notice of conversion or (B) the VWAP on the day immediately preceding the date set forth in the notice of conversion.  The shares deliverable to the Investor must be delivered electronically, via DWAC or DTC, if the Company is eligible. If the Company does not deliver shares issuable upon conversion of the Note within three days of a conversion notice, the Company must pay the Investor a penalty of 1.5% of the conversion amount added to the balance of the First Note per day. The number of shares the Note is convertible into is subject to customary anti-dilution provisions.

The First Note provides that upon each occurrence of any of the triggering events described below (each, a “Trigger Event”), the outstanding balance under the First Note shall be immediately and automatically increased to 125% of the outstanding balance in effect immediately prior to the occurrence of such Trigger Event,, and upon the first occurrence of a Trigger Event, (i) the outstanding balance, as adjusted above, shall accrue interest at the rate of 15% per annum until the First Note is repaid in full, and (ii) the Investor shall have the right, at any time thereafter until the First Note is repaid in full, to (a) accelerate the outstanding balance under the First Note, and (b) exercise default remedies under and according to the terms of the First Note; provided, however, that in no event shall the balance adjustment be applied more than two (2) times.  The Trigger Events include the following:  (i) a decline in the five-day average daily dollar volume of the Company Common Stock in its primary market to less than $10,000.00 of volume per day; (ii) a decline in the average VWAP for the Common Stock during any consecutive five (5) day trading period to a per share price of less than one half of one cent ($0.0005); (iii) the occurrence of any Event of Default under the First Note (other than an Event of Default for a Trigger Event which remains uncured or is not waived) that is not cured for a period exceeding ten (10) business days after notice of a declaration of such Event of Default from Investor, or is not waived in writing by the Investor.

An Event of Default under the First Note includes (i) a failure to pay any amount due under the First Note when due; (ii) a failure to deliver shares upon conversion of the First Note; (iii) the Company breaches any covenant, representation or other term or condition in the Purchase Agreement, Note or other transaction document; (iv) having insufficient authorized shares; (v) an uncured Trigger Event; or (vi) upon bankruptcy events.

Each of the seven Additional Notes in the principal amount of $50,000.00 have substantially similar terms to the terms of the First Note.  The amount to be provided under each Additional Note is $50,000 after the original issue discount.

Other Terms

The First Note and the Additional Notes contain certain limitations on conversion and exercise. They provide that no conversion or exercise may be made if, after giving effect to the conversion and/or exercise, the Investor would own in excess of 9.99% of the Company’s outstanding shares of Common Stock.

Other than Excepted Issuances (described below), if the First Note and Additional Notes are outstanding, the Company agrees to issue shares or securities convertible for shares at a price (including an exercise price) which is less than the conversion price of the First Note or Additional Notes, then the conversion price and exercise price, as the case may be, shall be reduced to the price of any such securities. The only Excepted Issuances are (i) the Company’s issuance of securities to strategic licensing agreements or other partnering agreements which are not for the purpose of raising capital and no registration rights are granted and (ii) the Company’s issuance to employee, directors and consultants pursuant to plans outstanding.

The Purchase Agreement also contains certain negative covenants regarding the Company and its operation, including, without limitation that the Company may not arrange or facilitate the sale or exchange of any existing securities of the Company, including without limitation warrants, options, convertible debt instruments, or other securities convertible into or exchangeable for shares of Common Stock or other equity of the Company (“Existing Securities”), held by any party other than the Investor, and the Company may not to enter into any debt settlement agreement or similar agreement or arrangement with any party other than the Investor to settle or exchange Existing Securities for share of Common Stock or other equity of the Company.

The First Note and Additional Notes were offered and sold in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the Investor in connection with the offering.

Item 3.02  Unregistered Sales of Equity Securities

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Additionally, effective as of January 19, 2011 through January 24, 2011, the Company issued a total of 199,633,333 shares of common stock to accredited investors upon their conversion of certain previously issued convertible promissory notes.  Other than the extinguishment of debt principal and accrued interest in the amount of $59,353, no consideration was received by the Company in the transactions.  The issuance of shares of common stock were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.  After this conversion, the total number of outstanding shares of common stock is 1,407,150,967 shares.

Item 8.01  Other Events

On January 20, 2011, the Company received notice from legal counsel for Bluewater Partners, S.A. (“Bluewater”) that Bluewater has filed a declaration with the Superior Court of the State of California, County of Orange (the “Court”) in support of Bluewater’s request for a default judgment in the litigation.  As previously announced, on October 6, 2010, the Company received notice issued from the Court of a lawsuit filed by Bluewater against the Company seeking damages in the amount of $647,254.18 relating to allegations that the Company breached its obligations to repay Bluewater under promissory notes issued by the Company.  The Company has promissory notes due to Bluewater recorded on its financials in the amount of $348,164 (before accrued interest), but does not believe any additional amounts are owed to Bluewater.  The Company does not have sufficient capital resources to repay any amounts to Bluewater, and the Company has not responded to the lawsuit.   Any judgment against the Company resulting from the lawsuit would have a material adverse effect on the Company.

Effective January 20, 2011, the Company’s previously announced purchase order with its distributor SWG Energy, Inc. to provide twenty-four (24) S594 wind turbines for the Oklahoma Medical Research Foundation has been cancelled due to the Company's failue to perform in a timely fashion and each Party’s inability to finalize definitive terms, conditions and timeline to perform under the purchase order at this time.

On January 21, 2011, the Company received notice from legal counsel for Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), the Company’s former independent auditor, that Squar Milner has requested a default judgment in its lawsuit against the Comapny. The Company previously received notice from legal counsel representing Squar Milner that it had filed a lawsuit in Orange County Superior Court regarding the alleged unpaid balanced owed by the Company to Squar Milner in the amount of approximately $73,000.   The Company did not respond to the lawsuit within the 30 day period required to respond.  Any judgment against the Company resulting from the lawsuit would have a material adverse effect on the Company.

On January 23, 2011, the Company received notice from East West Consulting, Ltd. (“East West”) that East West deems the Professional Services Agreement dated June 14, 2008 between the Company and East West to be “null and void” due to the Company's past due amounts owed to East West and not being able to resolve at this time.  The notice also states that East West will entertain other business arrangements which may be proposed by the Company that are in the best interest of East West.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Note and Warrant Purchase Agreement dated January 19, 2011
Exhibit 10.2	Form of First Note and Additional Note
Exhibit 10.3	Form of Consent to Entry of Judgment by Confession
Exhibit 10.4	Irrevocable Transfer Agent Instruction Letter dated January 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Kevin Claudio
Name: Kevin Claudio
Title: Chief Financial Officer

Date:  January 25, 2011